Exhibit 3.0  Resolution Adopting Bylaws of WECAP

UNANIMOUS CONSENT IN LIEU OF
FIRST MEETING OF BOARD OF DIRECTORS

Web Equity Capital Co. // WECAP
A DELAWARE CORPORATION

THE UNDERSIGNED, being a, the director of the above named corporation, hereby adopts the following resolutions:

RESOLVED, That the by-laws, as attached are adopted as the by-laws of the corporation.

RESOLVED, That the following persons be appointed to the offices set opposite their respective names, to serve for one year and until their successors are chosen:

L.E. Cooper  -President (CEO),Treasurer, Secretary

RESOLVED, That the Secretary is hereby authorized and directed to procure the proper corporate books, and the Treasurer be and is hereby authorized and directed to pay all fees and expenses incident to and necessary for the organization of the corporation.

RESOLVED, That the stock certificates of this corporation shall be in the form submitted and attached.

RESOLVED, That the seal, an impression of which is herewith affixed, be adopted as the corporate seal of this corporation.

SEAL:   /s/ seal impression



RESOLVED, That in order for the shareholder of the corporation to enjoy the benefits of Section 1244 of the internal Revenue Code, the proper officers of the corporation are hereby directed to issue the shares of the corporation in such a manner as to comply with the conditions of Section 1244 and to see that all the required records are maintained and the share certificates are marked "Section 1244 Shares."

RESOLVED, That the Officers of this corporation be authorized and directed to open a bank account in the name of the corporation, in accordance with a form of bank resolution attached to these minutes.

RESOLVED, That fully paid and non-assessable shares of the corporation he issued for due consideration as follows:

Name of Shareholder: Consideration:

Number of Shares               Consideration:
	(billions)

L.E. Cooper               75         Services to WECAP

Cooper Children Trust A   0.25        Services to WECAP

Cooper Children Trust B   0.75       Services to WECAP

Cooper Spouse Trust       0.25	      Services to WECAP

and see attached sheet at end for additional shares approved to be issued.

RESOLVED, That the Directors have determined that the aforesaid consideration is good and sufficient consideration for the shares issued.

RESOLVED, That the President and Secretary be and they are hereby authorized and directed to issue and deliver certificates of fully paid and non-assessable shares of this corporation to the said stockholders listed above.

RESOLVED that in compliance with the laws of the State of Delaware, this corporation shall have and continuously maintain a registered office within the state of Delaware and do reaffirm the appointment of Harvard Business Services, Inc. as agent upon which service of process against this corporation may be served.

WECAP	Resolution 7/15/99

Attachment to Resolution:

List of Shareholders cont.

Name of Shareholder   No. of Shares
Consideration
                      (Billions)
Cooper Charitable          1.25        Services to
WECAP
	Trust

And ADDITIONALLY,


Seven Billion shares are reserved for Affiliates to be issued by WECAP in future at appropriate time for following affiliates :

K.Co., DreamEast, BluComm,
Web Genome Research Co, Web Ocean Research Co,
Web Health Research Co, Web Hypersoar Research Co

And ALSO Additionally,

Ten Billion shares are approved to be issued to those visiting WECAP's web site and signing up by giving their name, name, address, phone number and e mail address (if available) as consideration with 500 shares given to each such persons otherwise for FREE with other details handled by LE Cooper including before issuing any shares proper effective S-1 registration with SEC or SEC waiver of S-1 --- and , such ten billion shares to be non transferable until further public offering for each and to be issued only as shares registered with WECAP with no certificates until future public offering and any and all necessary acts, approvals for above listed or discussed shares are hereby approved.


 RESOLVED,	That the Proper officers of the
corporation -be and they hereby are authorized and directed on behalf of the corporation, and under its corporate seal, to make and file such certificate, report or other instrument as may he required by law to be filed in any state, territory, or dependency of -the United States, or in any foreign country, in which said officers shall find it necessary or expedient to file the same to authorize the corporation to transact business in such state, territory, dependency or foreign country

RESOLVED,, That the Treasurer of the corporation is not instructed to file the 2553 form with the IRS election Subchapter S tax status for the corporation.

                         /s/ L.E. Cooper
                       Director L. E. Cooper

Dated:	July 15, 1999